Law Offices of
                      Paul, Hastings, Janofsky & Walker LLP
                              345 California Street
                      San Francisco, California 94104-2635
                            Telephone (415) 835-1600
                            Facsimile (415) 217-5333
                              Internet www.phjw.com


August 13, 1999

(415) 835-1600                                                       27346.82734


Professionally Managed Portfolios
915 Broadway, Suite 1605
New York, New York 10010

         Re: Titan Financial Services Fund

Ladies and Gentlemen:

         We have acted as counsel to Professionally Managed Portfolios, a Massachusets business trust (the "Trust"), in connection with Post-Effective Amendment No. 79 to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Post-Effective Amendment"), relating to the issuance by the Trust of an indefinite number of no-par value shares of beneficial interest (the "Shares") of Titan Financial Services Fund (the "Fund"), a series of the Trust.

         In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

          (a) the Trust's Agreement and Declaration of Trust dated February 17, 1987, as filed with the Massachusetts Secretary of State (the "Secretary of State") on February 24, 1987, as amended on May 20, 1988, as filed with the Secretary of State on September 16, 1988, and as amended on April 12, 1991, as filed with the Secretary of State on May 31, 1991 (as so amended, the "Declaration of Trust"), certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

          (b) the By-Laws of the Trust, certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;
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          (c)  resolutions  of the Trustees of the Trust adopted at a meeting on
               May 20, 1996, authorizing the establishment of the Fund and the issuance of its Shares;

          (d)  the Post-Effective Amendment; and

          (e) a certificate of an officer of the Trust concerning certain factual matters relevant to this opinion.

         In rendering our opinion below, we have not conducted an independent examination of the books and records of the Trust for the purpose of determining whether all of the Shares were fully paid prior to their issuance and do not believe it to be our obligation to do so.

         Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported in the Annotated Laws of Massachusetts (Lawyers Co-Operative 1987 and Supp. 1996) as updated on Westlaw through August 13, 1999. We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

         Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that: (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Fund's Prospectus, included in the Post-Effective Amendment, and in accordance with the Agreement and Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with; it is our opinion that the Shares will be legally issued, fully paid and nonassessable when issued and sold by the Trust.

         This opinion is rendered to you solely in connection with the Post-Effective Amendment and is solely for your benefit. We hereby consent to the Trust's filing of this opinion as an exhibit to the Trust's Registration Statement. This opinion may not be relied upon by you for any other purpose. Nor may any other person, firm, corporation or other entity rely on this opinion without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

                                Very truly yours,

                                /s/ Paul, Hastings, Janofsky & Walker LLP